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                                                                      EXHIBIT 21

                    SUBSIDIARIES OF PREFERRED NETWORKS, INC.

Preferred Networks Southeast, Inc., a Georgia corporation (1)

PNI Systems, LLC, a Georgia limited liability company

PNI Spectrum, LLC, a Georgia limited liability company

EPS Wireless, Inc., a Georgia corporation

Preferred Technical Services, Inc., a Georgia corporation

PNI Georgia, Inc., a Georgia corporation

Mercury Paging & Communications, Inc., a Delaware corporation

HTB Communications Inc., a New York corporation

M.P.C. Distributors Inc., a New York corporation

Custom Page, Inc., a Delaware corporation


(1)  Merged into PNI on December 19, 1996